EXHIBIT 10.42

                              EXPLORATION AGREEMENT


      THIS EXPLORATION AGREEMENT (the "Agreement") is entered into this 11th day of April, 2006, between TERRA INSIGHT CORPORATION, a corporation organized under the laws of the State of Delaware ("TIC"), and Calyk Enerji Sanayi ve Ticaret A.S., a corporation formed under the laws of Turkey ("CALIK"). TIC and CALIK are collectively referred to herein as the "Parties," and individually, as a "Party".

      WHEREAS, the parties are desirous of (1) working together for the purposes of discovery and exploitation of oil and gas in connection with the certain properties as described herein, and (2) defining their respective responsibilities, interests, and liabilities in connection with such discovery and exploration;

      WHEREAS, in furtherance of this Agreement, TIC may cause the formation of a corporation, limited partnership or other entity (the "Joint Venture Entity") under the laws of the State of Delaware, or such other foreign jurisdiction as TIC may, in its sole judgment, select, with TIC or other designee of TIC as the general partner or owner of the Joint Venture Entity;

      NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE 1
                 PROPERTY, COSTS OF EXPLORATION AND DEVELOPMENT

      1.1 CALIK hereby represents that it has obtained exploration licenses ("Licenses") which allow it to explore and produce oil and gas from a certain project site commonly known as ERZURUM area (the "Project Site"). The Project Site is more fully described in Exhibit 1 hereto. The Licenses shall be annexed as Exhibit 2 hereto. CALIK represents that it has 100% of all rights to explore the oil and gas pursuant to the Licenses, and no interest, royalty or otherwise, have been given to any other party. CALIK agrees that the exploration, development and commercial production of oil and gas on the Project Site shall occur strictly in accordance with the terms of this Agreement and the Petroleum Law of Turkey ("Law") and the revenues resulting from such activities will be disbursed in accordance with the provisions and the Law hereof.

      1.2 In the proportions set forth below, CALIK and TIC shall be responsible for, and shall bear the costs of (a) obtaining the oil Licenses to produce oil and gas rights from the Project Site, and (b) the exploration, drilling and commercial recovery of oil and gas at location on the Project Site. The allocation of costs between the Parties shall be in accordance to their respective Working Interest as set forth in Article 5 below.


                                    ARTICLE 2
                          DATA TO BE PROVIDED BY CALIK

      2.1 CALIK, at its sole cost, agrees to provide TIC with maps of the Project Site, indicating the already existing exploration sites (if any), and containing available geological data relating to the Project Site. CALIK shall also similarly furnish TIC with all available geological data:

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      A.    Topographic maps of the Area, scale 1:100,000 and 1:25,000, to work on in Ankara Offices.
      B.    Available Geological Map and related data of License Area
      C.    Available maps of Gravity and Magnetic surveys
      D.    Representative seismic lines of the License Area

      2.2 While it is still possible for TIC to perform the Services without the above listed materials, the Parties acknowledge the availability of theses materials should improve the precision of the projections.

                                    ARTICLE 3
                          SCANNING, SURVEY AND ANALYSIS

      3.1. TIC will provide a proposal for the report on the Project Sites, including, but not limited to, mapping and analysis of the Project Site, as more fully specified in Exhibit 3 as description of services ("Services").

      3.2 On the date this Agreement is executed, CALIK shall: (a) make payment of FIFTY THOUSAND DOLLARS (USD $50,000) to TIC, payable by wire transfer, according to the agreed time schedule for the Services (USD $ 20,000 at the commencement of the Services, USD $ 15,000 when TIC interim progress report delivered and USD $ 15,000 at the delivery of the final report), and (b) shall, on the date this Agreement is executed, convey a TWENTY PERCENT (20%) "Working Interest" (as defined in Article 5 below) in the oil rights and in the gas rights pursuant to the Licenses for the Project Site, and shall convey a 20% Working Interest in any other sites that may develop thereafter in the general vicinity, subject to the Joint Operating agreement to be signed by and between the Parties as indicated in Article 5 below.


                                    ARTICLE 4
                                  TIME SCHEDULE

      At the time of execution of this Agreement, there is no set schedule for surveying site selection. The Parties agree to use reasonable commercial efforts to reach agreement on (1) a time schedule for the performance of the Services,
(2) a time schedule for the exploration and drilling of the Project Site and (3) the associated budgets for the exploration and drilling on the Project Site. The Parties anticipate that such schedules and budgets will be prepared and approved by both parties annually. The Parties agree that they each will use reasonable commercial efforts in performing their respective obligations under this Agreement.


                                    ARTICLE 5
                                WORKING INTEREST

      5.1. The "Working Interest" as referenced or provided for in this Agreement shall be defined as all rights and interests in the exploration, development, production and exploitation of all oil and gas in connection with the Project Site pursuant to the Licenses, and entitlement to all revenues, in any form, generated from the sale or other transfer of oil and gas from the Project Site. TIC shall have a twenty percent (20%) Working Interest, and CALIK shall have an eighty percent (80%) Working Interest. Parties are responsible and liable for expenses, unless otherwise provided for herein, in accordance with their respective Working Interest percentage. Expenses shall mean the following:
(i) direct costs from third parties, including, but not limited to, equipment, labor or expenses, in connection with the exploration, drilling and commercial recovery of oil and gas at location on the Project Site; (ii) costs of TIC related to its scanning, survey and analysis services in connection with the Project Site and any other sites that may develop thereafter in the general vicinity; and (iii) direct costs of CALIK specifically related to the Project Site and (iv) geological and geophysical studies, geochemistry, seismic costs and drilling costs. For purposes of this Article, allocated salary costs of CALIK based on time sheets shall be deemed a direct cost of CALIK and shall be included in the computation of Expenses.

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      5.2. The Parties agree to enter into a detailed joint operating agreement following the completion of the Services according to which Calik shall be designated as the Operator and the registration formalities for TIC as a petroleum right holder shall be completed afterwards. The parties agree to sign the Joint Operating Agreement ("JOA") based on the AIPN 2002 Model for joint operating agreement taking into consideration the following basic principles:

      a. JOA will be effective on the signing date the Turkish authorities grants TIC the petroleum right holder status according to the Law;
      b. TIC will have 20% and Calik will have 80% Working Interest in the JOA;
      c. TIC will have one (1) and Calik will have two (2) representatives in the Operating Committee;
      d.    Calik will act as the Operator;
      e. Annual Work Program and Budget to be prepared according to the JOA will be subject to the consent of the Operating Committee's majority decisions,
      f. In case drilling operations after the first well are not agreed unanimously by the Operating Committee then Sole Risk provisions in the JOA will be applicable;
      g. The Parties will have the right to assign their interests and liabilities under JOA to third parties with the right of first refusal, and
      h.    Accounting Procedures will also be based AIPN Model.


                                    ARTICLE 6
                                FISCAL PROCEDURE

      An "Accounting Procedure" will be prepared and signed by both Parties and will be annexed to the Joint Operating Agreement. Accounting Procedures defines and establishes the principles and methods of accounting that shall truly reflect the actual cost of operations related to exploration, development and production expenditures and investments. In the absence of specified accounting procedure, generally accepted international petroleum accounting principles shall govern.

                                    ARTICLE 7
                                      TERM

      The term of the Agreement shall commence as of the date hereof and shall continue until the latest of the termination of the last Licenses, unless otherwise terminated in accordance with the provisions of this Agreement.


                                    ARTICLE 8
                           BOOKKEEPING AND ACCOUNTING

      Bookkeeping and accounting principles shall be defined in the Accounting Procedure and shall be kept in accordance to generally accepted international petroleum accounting principles, which shall be indicated in the Accounting Procedure

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                                    ARTICLE 9
                               GENERAL PROVISIONS

      9.1 Intellectual Property. The Parties agree and acknowledge that no license, either express or implied, is hereby granted to CALIK or to any other party to use any of TIC's proprietary information or technology, or that of any affiliate of TIC. CALIK shall not use the results of the surveys or any other services performed by TIC or any TIC affiliate for any purpose except in furtherance of the exploration of the Project.

      9.2 Limitation of Liability. Each of the Parties shall apply its technology and know-how on a reasonable commercial efforts basis and will not be held liable for any unintentional inaccuracies in the results. The Parties recognize that, as with any hydrocarbon prospecting technology, only test drilling may serve as proof that a commercial, producable hydrocarbon exists. TIC's reports shall be subject to a standard disclaimer language regarding the reports.

      9.3 Warranties by CALIK. CALIK represents and warrants to TIC that it shall not use any aspect of TIC's services or documents created relevant to or as a result, direct or indirect, of TIC's services for purposes which may be illegal under any applicable law, such as insider stock dealing or any other offense.

      9.4 Warranties by TIC. TIC warrants to CALIK that application of the technologies and know-how of TIC do not violate any applicable law or rights of third parties.

      9.5 Force Majuere. If the performance of this Contract or any obligation under it is prevented restricted or interfered with by reason of circumstances beyond the reasonable control of the Party obliged to perform it, the party so affected upon giving prompt notice to the other Party shall be excused from performance to the extent of the prevention restriction or interference, but the party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance under this Agreement with the utmost dispatch whenever such causes are removed or diminished.

      9.6 Notices. Notifications and other types of communications under this Agreement shall be made in writing and can be sent by courier service (or delivered by hand courier) or by facsimile. If delivery is made by courier service, such delivery shall be considered received on the day of receipt (in accordance with the courier service receipt). If notification is sent by facsimile, such notice shall be considered received on the next working day after it is sent, provided the sender's facsimile has a confirmation report. Notifications and other types of communications shall be sent to the following addresses:

                           If to TIC, to:
                           Attn.: Roman Rozenberg, Chief Executive Officer Terra Insight Corporation
                           99 Park Avenue, 16th Floor
                           New York, NY 10016
                           Telephone:  212-286-9197
                           Facsimile:  212-286-9109
                           Email: rrozenberg@aol.com
                                  ------------------

                           With copy to (which shall not constitute notice):

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                           Dan Brecher, Esq.
                           99 Park Avenue, 16th Floor
                           New York, New York 10016
                           Telephone: 212-286-0747
                           Facsimile: 212-808-4155
                           e-mail:  brecherlaw@compuserve.com
                                    -------------------------

                           If to CALIK, to:
                           Mr. Erdal Celik, Managing Director
                           Calik Enerji Sanayi ve Ticaret A.S.
                           Yasam Cad No: 7 Ak Plaza Kat:9 06520
                           Sogutozu Ankara, Turkey
                           Telephone:  +90 (312) 207 71 00
                           Facsimile:   +90 (312) 207 71 66
                           e-mail:  muharrem.turkarslan@calikenerji.com
                                    -----------------------------------

      Each Party may notify the other of the change of its address and/or contact number or person. Such notifications shall be obligatory for the other Party as of the day of receipt in accordance with the above-stated provisions.

      9.7 Confidentiality. Each Party shall not disclose the provisions of this Agreement to any third parties, subject to the following exceptions:

            (a) Exception 1: Each Party shall have the right to disclose the terms of this Agreement in the course of arbitration proceedings on the issues pertaining to this Agreement and only to the extent which is necessary for the protection of their rights in the arbitration.

            (b) Exception 2: Each Party shall have the right to consult with its lawyer / auditor / investment banker / other professional advisor with regard to this Agreement and, thus to disclose the provisions of this Agreement to such person, provided that this person is given the knowledge of this Agreement only in connection with being instructed to advise on, or take other legal steps in connection with, this Agreement and not any other matter, and provided that such person is bound to keep such information confidential under the terms of the engagement or professional standards or legislation by which such person is bound.

            (c) Exception 3: Each Party shall have the right to disclose the Agreement to its banker and to accredited or institutional potential funding sources, if requested to do so in order to comply with `know your company" rules or similar anti-money laundering provisions, due diligence requirements, or in relation to a private placement funding to accredited or institutional investors in connection with any such private placement by such Party.

            (d) Exception 4: Each Party shall have the right to disclose the Agreement if required to do so by operation of any applicable law or rules. CALIK acknowledges that TIC shall disclose this Agreement and such other relevant information as is pursuant to applicable law and rules governing publicly held companies filing reports with the SEC.

      9.8 No Waiver. No delay or omission by a Party in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver of the right of such Party to exercise the right, power of remedy at any time in the future and/or to the full extent, except as provided herein.

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      9.9 Timely Deliveries. In the case of material failure of TIC to perform
Services in a timely manner as agreed in the time schedule, Calyk shall first notify TIC, in writing, of any such failures, and request TIC to correct such material deficiencies within thirty (30) days period or depending on the nature of the deficiency any other reasonable time to be determined, in good faith by Calik after consultation with TIC. If Calik remains dissatisfied with such correction or cure, Calik is entitled to take this issue to Arbitration with a written notice to TIC. TIC has similar rights to notify Calik of any material failure of Calik, and Calik has similar cure rights, which, if not cured timely, TIC has similar rights to take the issue to Arbitration .

      9.10 Entire Agreement. This Agreement contains the entire agreement of the Parties on the subject matter of this Agreement and supersedes any previous agreements, understandings or representations, whether written or verbal which were made by the Parties prior to the entry into this Agreement. It is expressly acknowledged and understood that there are no other promises, representations or understandings in relation to the subject of this Agreement other than those clearly expressed in the Agreement. This Agreement is binding upon the assigns, and successors of the Parties.

      9.11. Decision to drill or drop : If the parties are unable to agree to drill the first well in the licenses, then the Party who decides not to drill the first well assign its Working Interest to the other Party with 1 (one) US Dollars consideration.

      9.12. Assignment. The Parties may not assign this Agreement in whole or in part to any other party without the written consent of the other Party, except to an affiliated company provided that assigning Party guarantees the adherence of such affiliated company to the provisions of this Agreement. Notwithstanding the foregoing, except for TIC's obligations in connection with the performance of the Services, TIC shall be entitled to, assign any of its rights and obligations to the Joint Venture Entity. In case either Party seeks to effect any other assignment, the following procedure shall be followed:

      In case of assignment with the written consent, other than assignment by TIC to the Joint Venture Entity, the following procedure shall be followed:

         9.12.1. The Assigning Party shall inform the Noticed Party in writing ("Sale Notice") immediately regarding the name of the potential buyer, payment conditions and the price proposed by the potential buyer ("Proposed Price"). The Assigning Party shall promptly provide the Noticed Party with all materials and information reasonably needed and readily available that was provided to the third party proposed recipient of the assignment.
         9.12.2. The Noticed Party shall declare in writing to the Assigning Party its intention to buy or not to buy the shares at the Proposed Price within 30 (thirty) days from its receipt of the Sale Notice.
         9.12.3. If the Noticed party declares its intention not to buy the shares or does not give any response to the Sale Notice within 30 (thirty) days, then the Assigning Party shall be free to sell the shares to the potential buyer under the terms and conditions stated in the Sale Notice.
         9.12.4. The Assigning Party shall accomplish the sale and transfer of the shares to the potential buyer within 30 (thirty) days following its receipt of the notice of the Noticed Party declaring its intention not to buy the shares or expiration of the 30 (thirty) days period granted to the Noticed Party without any response.
         9.12.5. On the condition that, the Noticed Party declares its intention to buy the shares, then the transfer of shares and payment of the Proposed Price shall be accomplished within 30 (thirty) days following the declaration of the Noticed Party. The Asssigning Party shall be free to sell the shares to the third party stated in the Sales Notice if transfer of the shares to the Noticed Party is not finalized within the 30 (thirty) days period.

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      9.13 Severability. If, as a result of a final determination of judicial proceeding before a court of competent jurisdiction, any provision of this Agreement is held to be invalid, illegal or unenforceable, it shall be considered severed from the Agreement, and all other provisions, rights and obligations shall continue without regard to the severed provisions.

      9.14 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of law. All disputes arising out of this Agreement or in connection with this Agreement shall be adjudicated before the federal or state courts located in New York County in the State of New York. The Parties hereby irrevocably consent to the jurisdiction of such courts and agree to said venue, and waive any improper venue or inconvenient forum objections thereto. Service of process being effected upon a party pursuant to this Section 9.14 or pursuant to Section 9.15 may be made by overnight mail sent to the most current address of such party in accordance with Section 9.6.


      9.15 Arbitration. Without prejudice to the jurisdiction of courts located in New York to enforce the terms of this Agreement as set forth above, a party may seek interpretation and/or enforcement of the Agreement by submitting the disputed issue to the New York City office of JAMS, The Resolution Experts. All discovery will be completed, and the arbitration hearing will commence, within ninety (90) days after appointment of the arbitrator. Each party will be entitled to discovery by requests for admission, by request for production of documents and by depositions of no more than five (5) individuals, but by no other means. Unless the arbitrator finds that exceptional circumstances justify delay, the hearing will be completed, and an award will be rendered in writing, within ninety (90) days after commencement of the hearing. The arbitration will be conducted and all evidence will be submitted to the arbitrators in the English language. The award rendered in arbitration will be final and binding and may be enforced in any court of competent jurisdiction. Unless the arbitrator finds that exceptional circumstances require otherwise, the arbitrator will include in the award the prevailing party's costs of arbitration and reasonable attorneys' fees. The determination of the arbitrator shall be in writing, signed by the arbitrator, served by certified or receipted overnight mail, and such determination shall be binding on the Parties. The Parties are free to pursue such legal remedies in connection with such determination as they deem appropriate, subject to the jurisdiction and procedural provisions of this Agreement.

      9.16 Language and the Number of Copies. This Agreement is made in the English language in two copies having equal legal force, and each Party retains one copy. This Agreement may be executed in counterparts.


                            [signature page follows]

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                                 SIGNATURE PAGE
                                       TO
                              EXPLORATION AGREEMENT


Signatures of the Parties:


Terra Insight Corporation

By:  /s/ Roman Rozenberg
     ----------------------
Name:  Roman Rozenberg
Title: Chief Executive Officer



Calik Enerji Sanayi ve Ticaret A.S.


By:  /s/ Aziz Karaman
     ----------------------
Name:  Aziz Karaman
Title: Director
       Oil and Gas



SCHEDULE OF EXHIBITS
EXHIBIT 1   PROJECT SITE
EXHIBIT 2   LICENSES
EXHIBIT 3   DESCRIPTION OF SERVICES


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                                    EXHIBIT 1

                                  PROJECT SITES

The Project Site is defined as:  [definition of area]



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                                    EXHIBIT 2

                                    LICENSES



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                                    EXHIBIT 3

                             DESCRIPTION OF SERVICES

Services:

The service given by TIC shall be furnished by the available data which will be provided by CALIK with respect to the Area, in order to detect traps with fluid
(oil).

SERVICES

A: INITIAL

1.    Collection, study and analysis of basic geological-geophysical materials.
2. Selection and preliminary processing of remote sensing data of the License Area.
3. Subject-matters processing of remote sensing data within the program package of ScanEx NeRIS.
4.    Carrying out the interpretation of remote se
5.    Study of tectonic zones.
6. Interconnecting of all data gained and carrying out the prognosis regarding promising structures with paying the attention to potential oil and gas bearing areas and traps.
7. Working up the legend and notation conventions concerning materials for report.

Report Materials

1. Maps/diagrams reflecting the results of interpretations of remote sensing data on a scale of 1: 50 000 or 1: 25 000 depending on the ranges and dimensions of structures.
2. Tectonic diagram compiled in accordance to the results of the interpretation.
3. Layout of the location of prognosed potential oil bearing field(s), i.e., boundaries of traps with depth and thickness. 4. Proposal for the recommendation of the first two (2) exploration wells.

B. SECONDARY

In case Calik decides to conduct 2D seismic activities in the License Area based on the Reporting made by TIC during initial term as indicated above; TIC will repeat the same study and reporting after the completion of the processing of the seismic data.

TIC's report shall identify those locations of the Project Site which will be the base on further exploration in the project area for a merit exploration and development as a result of TIC determining in good faith that a reasonably satisfactory level of resources may be present.

TIC hereby undertakes that the either the Initial or the Secondary Services will be completed within [*] weeks following the receipt of the Notice to proceed from Calik.



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